Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 8, 2005, accompanying the financial statements of Northwest Horizon Corporation contained in this Annual Report on Form 10-KSB. We consent to the use of the aforementioned report in this Annual Report.

/s/ Raymond Chabot Grant Thornton LLP
Raymond Chabot Grant Thornton LLP
Chartered Accountants

Ottawa, Canada
April 15, 2005